Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205538 and Registration Statement No. 333-221934 on Forms S-8 and S-3 of our reports dated March 2, 2020, relating to the consolidated financial statements and financial statement schedules of Seritage Growth Properties and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Seritage Growth Properties for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 2, 2020